Filed Pursuant to Rule 424(b)(3)
Registration No. 333-251990

PROSPECTUS SUPPLEMENT

To Prospectus dated February 8, 2021

FUSION FUEL GREEN PLC

10,402,636 CLASS A ORDINARY SHARES (for issuance)

10,759,133 CLASS A ORDINARY SHARES (for resale)

4,372,892 WARRANTS (for resale)

This prospectus supplement supplements the prospectus dated February 8, 2021 (the “Prospectus”) relating to the following securities of Fusion Fuel Green plc, a public limited company incorporated in Ireland (“Parent” or “we,” “us,” “our” or similar terms): (a) the issuance by Parent of (i) an aggregate of 6,640,636 Class A ordinary shares of Parent (“Class A Ordinary Shares”) issuable upon the exercise of warrants of Parent (“Warrants”), each Warrant exercisable for one Class A Ordinary Share at an initial exercise price of $11.50 per share, which Warrants were automatically adjusted pursuant to the terms of then-outstanding HL warrants (“Old HL Warrants”) upon the consummation of the business combination among Parent, HL Acquisitions Corp., and Fusion Welcome – Fuel, S.A. (now known as Fusion Fuel Portugal, S.A.) pursuant to the terms of the amended and restated business combination agreement dated as of August 25, 2020 (“Business Combination Agreement”) and (ii) 3,762,000 Class A Ordinary Shares issuable upon the exercise of Warrants issued by Parent in private placements which Warrants are registered for resale hereunder, to the extent that such Warrants are transferred prior to their exercise (which we refer to herein as the “Transferred Warrants”), and (b) the resale by the selling securityholders named in the Prospectus of an aggregate of up to 4,372,892 Warrants (including up to 1,137,000 Warrants issuable upon the satisfaction of the earnout conditions set forth in the Business Combination Agreement) and an aggregate of up to 10,759,133 Class A Ordinary Shares (including 40,000 Class A Ordinary Shares issuable to our non-employee directors pursuant to director appointment agreements, up to 4,372,892 Class A Ordinary Shares issuable upon the exercise of Warrants (including up to 1,137,000 Warrants issuable upon the satisfaction of the earnout conditions set forth in the Business Combination Agreement), 2,125,000 Class A Ordinary Shares issuable upon the conversion of Class B Ordinary Shares, and up to 1,137,000 Class A Ordinary Shares issuable upon the satisfaction of earnout conditions set forth in the Business Combination Agreement).

We have registered the offer and sale by the selling securityholders named in the Prospectus of the Class A Ordinary Shares and Warrants to satisfy certain registration rights we have granted in favor of such selling securityholders. The selling securityholders may offer all or part of the shares for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. See the section of the Prospectus titled “Plan of Distribution” for more information. We will not receive any proceeds from the sale or other disposition of our Class A Ordinary Shares or Warrants by the selling securityholders. We will, however, receive up to $119,630,314 if all of the 10,402,636 Warrants which will be outstanding after the completion of the offering described in the Prospectus (assuming we issue all 1,137,000 Warrants which may be issued to the former Fusion Fuel Shareholders upon the satisfaction of certain earnout conditions) are exercised for cash at an exercise price of $11.50 per share, whether cash exercised by the selling securityholders or by public holders after the resale of the Warrants. We expect to use the proceeds received from the cash exercise of the Warrants, if any, for working capital and other general corporate purposes. See the section of the Prospectus titled “Use of Proceeds”.

This prospectus supplement is being filed to update and supplement the information previously included in the Prospectus with quarterly financial information, operational highlights, and technology updates, which were furnished in the Report on Form 6-K included herein.

You should read this prospectus supplement in conjunction with the Prospectus, including any supplements and amendments thereto. This prospectus supplement is qualified by reference to the Prospectus except to the extent that the information in the prospectus supplement supersedes the information contained in the Prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

Our Class A Ordinary Shares and Warrants are listed on the Nasdaq Global Market (“Nasdaq”) under the symbols “HTOO” and “HTOOW,” respectively.

See the section titled “Risk Factors” beginning on page 11 of the Prospectus and page 2 of the Form 20-F incorporated by reference therein to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement of the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 17, 2021

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER PURSUANT TO RULE 13a-16 OR 15d-16
UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of August 2021

Commission File Number: 005-91913

Fusion Fuel Green PLC
(Translation of registrant’s name into English)

10 Earlsfort Terrace
Dublin 2, D02 T380, Ireland
(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F ☒  Form 40-F ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1):

Note: Regulation S-T Rule 101(b)(1) only permits the submission in paper of a Form 6-K if submitted solely to provide an attached annual report to security holders.

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(7):

Note: Regulation S-T Rule 101(b)(7) only permits the submission in paper of a Form 6-K if submitted to furnish a report or other document that the registrant foreign private issuer must furnish and make public under the laws of the jurisdiction in which the registrant is incorporated, domiciled or legally organized (the registrant’s “home country”), or under the rules of the home country exchange on which the registrant’s securities are traded, as long as the report or other document is not a press release, is not required to be and has not been distributed to the registrant’s security holders, and, if discussing a material event, has already been the subject of a Form 6-K submission or other Commission filing on EDGAR.

On August 17, 2021, Fusion Fuel Green PLC (“Company”) hosted a live conference call and webcast to discuss the Company’s financial results for the quarter ended June 30, 2021, along with second quarter operational highlights and technology updates. A replay of the webcast, the investor presentation used during the webcast, and a quarterly shareholder update letter from the Company’s executive committee, are each available on the Company’s website, fusion-fuel.eu. The shareholder update letter and investor presentation are also attached as Exhibits 99.1 and 99.2 to this Report on Form 6-K, respectively, and are incorporated by reference herein.

The information furnished in this Report on Form 6-K, including the exhibits related thereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liability of such section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

EXHIBIT INDEX

Exhibit Number	Description

99.1	Quarterly Update to Shareholders
99.2	Investor Presentation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Fusion Fuel Green PLC
(Registrant)

Date: August 17, 2021	/s/ Frederico Figueira de Chaves
Frederico Figueira de Chaves
Chief Financial Officer

2

Exhibit 99.1

Disclaimer

This presentation includes statements of future events, conditions, expectations, and projections of Fusion Fuel Green plc (the “Company”). Such statements are “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. The Company’s actual results may differ from its expectations, estimates and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believe,” “predict,” “potential,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, estimates and projections of future performance, which are based on numerous assumptions about sales, margins, competitive factors, industry performance and other factors which cannot be predicted. Such assumptions involve a number of known and unknown risks, uncertainties, and other factors, many of which are outside of the Company’s control, including, among other things: the failure to obtain required regulatory approvals; changes in Portuguese, Spanish, Moroccan, or European green energy plans; the ability to obtain additional capital; field conditions and the ability to increase production capacity; supply chain competition; changes adversely affecting the businesses in which the Company is engaged; management of growth; general economic conditions, including changes in the credit, debit, securities, financial or capital markets; and the impact of COVID-19 or other adverse public health developments on the Company’s business and operations. Should one or more of these material risks occur or should the underlying assumptions change or prove incorrect, the actual results of operations are likely to vary from the projections and the variations may be material and adverse.

The forward-looking statements and projections herein should not be regarded as a representation or prediction that the Company will achieve or is likely to achieve any particular results.

The Company cautions readers not to place undue reliance upon any forward-looking statements and projections, which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

Use of Social Media as a Source of Material News

The Company uses, and will continue to use, its LinkedIn profile, website, press releases, and various social media channels, as additional means of disclosing information to investors, the media, and others interested in the Company. It is possible that certain information that the Company posts on social media or its website, or disseminates in press releases, could be deemed to be material information, and the Company encourages investors, the media and others interested in the Company to review the business and financial information that the Company posts on its social media channels, website, and disseminates in press releases, as such information could be deemed to be material information.

Financial Statement Presentation

The Company’s consolidated financial statements are prepared in accordance with International Financial Reporting Standards as adopted by the International Accounting Standards Board (“IFRS”) and are denominated in Euros (“EUR” or “€”).

Dear Shareholders,

The second quarter of 2021 was an exciting and challenging one for Fusion Fuel. Last quarter’s letter was dedicated to laying the foundation for what we hope to achieve in 2021 and providing an update on our progress against those key milestones in what was a very exciting and dynamic three months. We believe these shareholder communications provide an opportunity to tell you of our activities and successes, as well as sharing our setbacks and obstacles, and we will endeavor to cover both sides in these communications.

While the hydrogen sector and the renewables space more broadly faced some headwinds during the second quarter from an equity markets perspective, you wouldn’t know it from the commercial interest in Fusion Fuel’s technology and from the dynamism of the green hydrogen market in general. For Fusion Fuel, this quarter saw the culmination of many months of development efforts in the announcement of our partnerships with Ampol Ltd. and Consolidated Contractors Company (CCC), as well as installation of the first HEVO-SOLAR units at our demonstrator plant in Evora, which has proved to be an important catalyst for advancing commercial discussions. However, we have also had to contend with increasing raw materials costs as well as significant supply chain delays and shortages for key components of our technology, which have put pressure on our ability to deliver against the timelines we laid out earlier this year.

Financial

We booked revenues of €30,000 in 2Q 2021, which was related to how we book the transfer of custom-made components to our production partner. Therefore, the cost of sales matches our revenues as we are passing through those custom-made components to our production partner at cost. The low figure in this quarter was due to our already having purchased a significant amount of the materials required for our Evora Phase I project in the first quarter. This is being done so that we are in control of the stock of these components. One of the primary challenges we have encountered relates to our procurement activities and ensuring the timely delivery of components, so we made the strategic decision to invest in our raw materials inventory wherever possible to secure the coming production requirements.

As was the case in the first quarter, most expenses booked for the quarter were related to the contingent capital in the form of share-based payment expenses which will accrue monthly at a rate of €1.6 million until end of June 2022, unless the contingent capital is earned before this date. In addition, the fair-value treatment of the warrant obligations and the relative increase in the value of the warrants in the second quarter compared to the first quarter had a negative impact on pre-tax income of €414,000. It is important to note that neither of these are actual cash expense nor earnings to the firm but rather a reflection of the valuation of these instruments at a specific point in time.

Our cash & cash equivalents decreased by roughly €11 million to €50 million, largely due to the purchase of the Benavente facility and the commencement of the renovation works, which cost approximately €5.5 million, and investments of €4 million in raw materials and stock, as well as the placement of purchase orders to lock-in the delivery of critical components for our technology. The purchase of the Benavente factory was a strategic decision as it was significantly more attractive than other rental options that were available and, because of its location, we will be able to recoup up to 25% of the capital investment associated with the renovation and fit-out of the facility in the form of subsidies and tax relief programs. We are currently in the process of exploring financing facilities for this asset. With a personnel cost run-rate below €1.5 million per annum and modest fixed costs, we believe the firm continues to have sufficient capital to pursue its strategic plan.

Business Development

We continue to see significant interest in the market, and we have hosted several prospective partners and customers at Evora who are eager to see our technology in the field. These site visits are critical to advancing our business development efforts and establishing hydrogen purchase agreements. We have also been keeping a keen eye on global and regional energy markets, as they have significant implications on the market for green hydrogen. European natural gas prices have increased more than 2x since the beginning of the 2021 and nearly 6x since this time last year. As the cost of grey hydrogen is largely a function of the cost of natural gas, these higher prices have narrowed the gap between grey and green hydrogen. Similarly, the cost of electricity in Europe, and Southern Europe in particular, has seen an increase of over 300% in the last 12 months, which underscores the competitive advantage of our off-grid, solar-to-hydrogen solution. These macro factors are at the forefront of many of our commercial discussions and we believe will only serve to further accelerate the interest in green hydrogen across the entire market.

On the business development front, we announced our Heads of Agreement with Ampol, which includes a demonstration plant to be installed adjacent to Ampol’s Lytton Refinery later this year, and established our Australian subsidiary, Fusion Fuel Australia Pty Ltd., in anticipation of ramping up our activity locally. While this first phase is modest in size, it is of strategic importance as it provides the framework for a formal joint venture with Ampol to pursue what we believe to be a very significant market for green hydrogen in Australia.

In a similar vein, we announced a partnership with CCC, starting with a demonstration plant in Oman, which will serve as a platform to develop the Middle East market. We also announced the HEVO Ammonia Morocco project (Morocco’s largest green ammonia project to date), which would be co-developed by Fusion Fuel and CCC over the next five years, with Vitol managing the offtake of the green ammonia. Morocco is a country we had identified early-on as a priority market for Fusion Fuel and we view this as an opportunity to establish a significant foothold there as early as next year.

In our 1Q 2021 letter, we talked about some of our projects in Portugal, and we are continuing to make progress on all fronts. Our HEVO-SOLAR Sines project was one of 78 proposals submitted to the Portuguese government for inclusion in the European Commission’s Important Projects of Common European Interest (IPCEI). Of those 78 projects, only four have thus far been selected by the Portuguese government and sent to European Commission’s Directorate General for Competition, and HEVO-SOLAR Sines was one of them. Though no firm timeline has been provided, we expect that a decision will be received by year-end and hopefully sooner, which would allow for direct State aid to be provided to approved projects.

In our last letter we also referenced three projects that were submitted to Portugal’s Operational Program for Sustainability and Efficient Use of Resources (POSEUR), one of which would be the company owned HEVO-Sul project of 178 HEVO SOLARs located in Sines. For the other two projects, Fusion Fuel would be the provider of electrolyzer technology. The first of those projects would provide 62 HEVO-SOLARs to PRIO, a retail fuel supplier with over 250 service stations and the largest network of EV charging stations in Portugal, to supply a hydrogen refueling station in Lisbon. The second is 62 units for KEME Energy, a Portuguese developer of renewable energy projects, to supply green hydrogen for several industrial applications. We are pleased to announce that we recently received approval for our proposed HEVO-Sul project and will receive €4.3 million in direct grants from POSEUR to support the project. We are still awaiting a funding decision on the two other projects and expect a response over the coming weeks.

As part of the development of our projects in Portugal we have already selected over 800 hectares of land across four locations to develop green hydrogen plants, and we have already commenced the permitting request processes for several of those parcels.

Lastly, we also set up our US subsidiary, Fusion Fuel USA, to lay the groundwork for future commercial activity in the United States. While we have not yet formally commenced operations, in June we submitted a response to the U.S. Department of Energy’s Request for Information in support of the Hydrogen Energy Earthshot initiative. The document was jointly submitted with UC Irvine and envisioned a co-located HEVO-SOLAR plant to supply green hydrogen to the refueling station on campus, which is the busiest in the nation. While for now this is only a prospective project, it is reflective of our interest in establishing a significant footprint in North America, particularly in California and the Sun Belt region, which is an extremely attractive geography for our solar-to-hydrogen technology.

R&D

This has been an exciting quarter for the R&D team. As in the last quarter, much of our attention has been on Phase I of the Evora project, where all 15 of the HEVO-SOLARs have been installed. The water distribution and purification system has also been installed, as well as the hydrogen monitoring equipment and the FC Wave fuel cell supplied by Ballard Power Systems. Our team has learned a great deal from the deployment of the initial industrial-scale units in the field, and those key learnings have been integrated throughout the plant. We also performed the first of three onsite tests with Grupo ISQ, an independent engineering and consulting company that specializes in technical and regulatory inspections. ISQ has provided a performance analysis and independent validation of the HEVO-SOLARs at Evora and we are pleased to announce that the preliminary results have been very positive. As a result of several improvements made to the system during the first half of the year, ISQ’s measurements showed a roughly 10% increase in performance relative to what was built into the business plan. This is a particularly exciting development for the team as we only expected to achieve this efficiency rate in 2022, so we are very encouraged for the future innovations the team has in the pipeline.

Production

We are pleased to announce that Andre Antunes has recently joined us as our Head of Production and member of the Executive Committee. Andre has over 15 years of experience of production excellence at several multinational companies, most recently at Unilever. We purchased the 14,000m3 factory in Benavente, Portugal, which is currently undergoing extensive renovations that should be completed during the third quarter. We have also submitted the purchase order for the robotics and production equipment for the first of six separate production lines to be installed. Construction of the clean room and installation of the first production lines will commence during the third quarter, and we expect the facility to go-live early in 3Q 2022.

While overall we are very pleased with the progress made, the most recent quarter has not been without a disappointment or two. Like many others, we have experienced the disruption associated with significant supply chain constraints – especially for components that include semiconductors – resulting in delays in completing the installation at Evora. As just one example, our HEVOs are designed to use an injection-molded plastic enclosure, which is one of the many innovations that helps us unlock fully autonomous production. However, we were unable to get delivery of those enclosures in time or in significant volumes, so the R&D team turned to 3D printing as a short-term remedy until those supply chain pressures eased. These 3D printed enclosures did not perform as well as expected and so rather than continuing down that path, we decided to wait until we received the injection-molded enclosures to continue the deployment of HEVOs at Evora. Having now received deliveries of those new enclosures, the units are outperforming expectations.

These supply chain issues presented us with a choice – do we push ahead with the production of HEVO-SOLARs and the placement of orders for the equipment for the Benavente facility in order to meet the targets of our original business plan? Or do we delay both to enable our R&D team to incorporate recent design improvements made during the initial Evora installation and simultaneously integrate those changes into the equipment design for Benavente’s production lines? We determined the latter was the wiser choice. However, this decision has resulted in slowing the ramp-up of production for 2021. It also means we had to delay finalizing the design of the automated productions lines at Benavente, which consequently delayed our placing the orders for those robotics systems. That, in addition to extended lead times for industrial robotics due to supply chain shortages, will push back the startup time for the new factory by roughly six months and expect go-live in 3Q 2022. The cumulative effect of these delays is the determination this quarter to further reduce our guidance for the number of HEVO-SOLAR units to be produced this year – from 600 to between 150 and 200 – and to adjust down our targets for 2022 – from 4,700 to between 2,000 and 2,500. While the decision to briefly slow our advance was a difficult one, we are confident that it enables Fusion Fuel to bring a superior product to market and positions us to “hit the ground running” when our new production facility opens next summer.

Thank you

In many ways, the recent months have been a mix of very exciting and frustrating moments for the team. The green hydrogen market is extremely dynamic and, given our competitive advantage, we want to move swiftly to establish ourselves as a key player in this space. With the buildout of our factory and the partnerships and projects we have announced, both within and outside of Southern Europe, we have laid the groundwork to do so. However, we have not been able to move as quickly as we would have liked. Like many, we have been hampered by supply chain pressures and delays of components and raw materials as well as in the delivery of machinery for the new production plants. As a team we will continue to navigate these challenging waters and establish strong and long-term supply partnerships to mitigate supply chain risks. However, the great results of the independent performance tests at Evora have been a monumental achievement for the team, cementing our technological advantage and positioning us to advance with HPA discussions. We look forward to our next update and, as always, thank you for the encouragement and trust that you put in us.

Your Executive Committee,

Frederico Figueira de Chaves	Andre Antunes[1]
Chief Financial Officer	Chief Production Officer

Jaime Silva	João Teixeira Wahnon
Chief Technology Officer	Head of Business Development

1 Joined Fusion Fuel and Executive Committee as of Aug 1st, 2021

Highlights of the quarter

Commercial Highlights

•	Entered into an agreement with Elecnor for the development of green hydrogen projects in Spain

•	Entered into a partnership with CCC to develop green hydrogen pilot plants in the Middle East

•	Entered into Heads of Agreement with Ampol to install demonstrator plant in Australia establishes framework for JV to pursue other green hydrogen projects in the region

•	Installed first HEVO-SOLAR units at H2Évora plant

•	Submitted three projects to Portugal’s Operational Program for Sustainability and Efficient Use of Resources (POSEUR)

•	Obtained confirmation of HEVO-SOLAR Sines as one of four projects submitted by Portugal to Important Projects of Common European Interest (IPCEI) program

•	Purchased Benavente factory facility and commenced of renovation work

2021 Subsequent Events

Commercial Highlights

•	Approval for €4.3 million in POSEUR Funding for HEVO-Sul Project

•	Announcement of the HEVO Ammonia Morocco Project to be developed together with CCC and Vitol, at the event in Rabat

Executive Management Addition

•	New Appointment of Chief Production Officer and Member of Executive Committee, André Antunes

R&D Highlights

•	The first HEVO-SOLAR units were installed in Q2 and HEVOs are being rolled out to remaining units currently. Other plant systems now in place in addition

•	Grupo ISQ recently conducted a performance test on our HEVO-SOLAR technology at Évora. The test successfully validated the operation of the HEVO-SOLAR system and showed >10% improvement in performance compared to the previous generation

Key Figures

	2Q	1Q
KEY FINANCIALS & FIGURES (€000’S)	2021	2021
REVENUES[1]	30	464
COST OF SALES[1]	(30)	(464)
TOTAL OPERATING EXPENSES[2]	(6,377)	(5,306)
o/w share-based payment (non-cash) expenses[3]	(4,896)	(4,896)
o/w operating cash-based expenses[4]	(1,481)	(410)
OPERATING INCOME (LOSS)	(6,377)	(5,306)
PRE-TAX INCOME (LOSS)	(6,791)	9,591
o/w fair value movement - warrants[5]	(414)	14,897

CASH & CASH EQUIVALENTS	50,201	61,796

1 Revenues are related with the supply of custom-made components and raw materials to our production partner MagP, S.A. for further processing and production of the HEVO-SOLAR units. This supply is valued at cost of acquisition.

2 Certain prior Quarter amounts have been reclassified for consistency with the current year presentation. These reclassifications had no effect on the reported results of the operations and were all related to FX gains/losses that as per the methodology used in our last 20-F this figure sits above the operating income (loss) line going forward.

3 As part of the merger occurred in December 2020, the Company agreed to a potential additional equity payment to certain former shareholders of Fusion Fuel who became employees of and service providers to the Company. As these awards are dependent on future service being provided to the Company, the Company considers them to be service awards under IFRS 2 and classifies both the expected share and warrant awards in equity with a corresponding compensation expense in the income statement. The shares and warrants expected to be awarded are estimated and measured at grant-date fair value and attributed to the income statement on a straight-line basis from the period from grant to expiration on June 30, 2022. This is a non-cash expense.

4 These expenses are related with the operational activity by the Group and exclude any expenses that are not directly related with the operating of the business or related to the business combination transaction.

5 Derivatives are initially recognized at their fair value on the date the derivative contract and transaction costs are expensed to profit or loss. Warrants are subsequently re-measured at fair value at each reporting date with changes in fair value recognized in profit or loss. The fair value of the tradeable warrants is determined with reference to the prevailing market price for warrants that are trading on the NASDAQ under the ticker HTOOW. The fair value of non-tradeable warrants is determined with reference to the market value of the traded warrants, adjusted for an illiquidity discount of 5%.

SHARES AND WARRANTS AT PERIOD END	June 30, 2021	March 31, 2021
ORDINARY SHARES
Class A	10,998,722	10,993,722
Class B	2,125,000	2,125,000
TOTAL SHARES OUTSTANDING	13,123,722	13,118,722
WARRANTS OUTSTANDING	8,869,633	8,869,633

Executive Offices

Ireland

FUSION-FUEL Green Plc.

10 Earlsfort Terrace

Dublin 2 D02 T380

Ireland

contact@fusion-fuel.eu

Portugal

FUSION-FUEL Green Plc.

Rua da Fábrica, S/N, Sabugo

2715-376 Almargem do Bispo

Portugal

contact@fusion-fuel.eu

Shareholder Inquiries

Information about the firm, including all quarterly earnings releases and financial filings with the U.S. Securities and Exchange Commission, can be accessed via our Web site at www.fusion-fuel.eu

Shareholder inquiries can also be directed to

Investor Relations via email at

ir@fusion-fuel.eu

Transfer Agent and Registrar for Common Stock

Questions from registered shareholders of FUSION-FUEL Green Plc. regarding lost or stolen stock certificates, dividends, changes of address, and other issues related to registered share ownership should be addressed to:

Mark Zimkind

1 State Street

New York, NY 10004

Exhibit 99.2

ALL RIGTHS BELONG TO FUSION - FUEL – ENDLESS ENERGY. UNLIMITED FUTURE.

FUSION FUEL™

Disclaimer

This presentation includes statements of future events, conditions, expectations, and projections of Fusion Fuel Green plc (the "Company"). Such statements are "forward looking statements" within the meaning of the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. The Company's actual results may differ from its expectations, estimates and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as "expect," "estimate," "project," "budget," "forecast," "anticipate," "intend," "plan," "may," "will," "could," "should," "believe," "predict," "potential," and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, estimates and projections of future performance, which are based on numerous assumptions about sales, margins, competitive factors, industry performance and other factors which cannot be predicted. Such assumptions involve a number of known and unknown risks, uncertainties, and other factors, many of which are outside of the Company's control, including, among other things: the failure to obtain required regulatory approvals; changes in Portuguese, Spanish, Moroccan, or European green energy plans; the ability to obtain additional capital; field conditions and the ability to increase production capacity; supply chain competition; changes adversely affecting the businesses in which the Company is engaged; management of growth; general economic conditions, including changes in the credit, debit, securities, financial or capital markets; and the impact of COVID-19 or other adverse public health developments on the Company's business and operations. Should one or more of these material risks occur or should the underlying assumptions change or prove incorrect, the actual results of operations are likely to vary from the projections and the variations may be material and adverse.

The forward-looking statements and projections herein should not be regarded as a representation or prediction that the Company will achieve or is likely to achieve any particular results.

The Company cautions readers not to place undue reliance upon any forward-looking statements and projections, which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

Financial Statement Presentation
The Company's consolidated financial statements are prepared in accordance with International Financial Reporting Standards as adopted by the International Accounting Standards Board ("IFRS") and are denominated in Euros ("EUR" or "€").

Use of Social Media as a Source of Material News
The Company uses, and will continue to use, its LinkedIn profile, website, press releases, and various social media channels, as additional means of disclosing information to investors, the media, and others interested in the Company. It is possible that certain information that the Company posts on social media or its website, or disseminates in press releases, could be deemed to be material information, and the Company encourages investors, the media and others interested in the Company to review the business and financial information that the Company posts on its social media channels, website, and disseminates in press releases, as such information could be deemed to be material information.

ALL RIGHTS BELONG TO FUSION-FUEL

ALL RIGTHS BELONG TO FUSION - FUEL AGENDA ▪ Focus on Fusion ▪ Q2/2021 Highlights & Financial Review ▪ Business Update ▪ 2021 Milestones ▪ Q&A

ALL RIGTHS BELONG TO FUSION - FUEL 01 – FOCUS ON FUSION

ALL RIGTHS BELONG TO FUSION - FUEL 0 1 — FOCUS ON FUSION FUSION FUEL INTEGRATED CPV SOLAR - TO - HYDROGEN SOLUTION (OFF GRID) REVOLUTIONARY MINIATURIZED ELECTROLYZER TECHNOLOGY MODULAR AND SCALABLE UNITS MARKET LEADING LEVELIZED COST OF GREEN HYDROGEN HIGHLY EXPERIENCED TEAM EXTREMELY HIGH SOLAR - TO - HYDROGEN EFFICIENCY

FUSION FUEL™

01— HYDROGEN MARKET DEVELOPMENTS

Global price of Natural gas, EU, U.S. Dollars per MMBTU, Monthly[1]


14
12
10
8
6
4
2
0
Jan-20
Apr-20
Jul-20
Oct-20
Jan-21
Apr-21
Jul-21

Cost gap between Grey & Green Hydrogen has shrunk considerably

- Natural Gas Price in the EU has increased 770% in the last year
- Natural gas prices are the major driver in the cost of Grey Hydrogen production
- Gap between Grey and Green Hydrogen has decreased substantially
- Grey Hydrogen is expected to see increasing costs from carbon charges in the coming years

Iberian Electricity Prices, Daily[2]


100
75
50
25
0
EUR/MWh
Sep '20
Nov '20
Jan '21
Mar '21
May '21
Jul '21

Integrated & off-grid Green Hydrogen solutions have cost and volatility advantage

- Iberian electricity prices have increased 350% in the last 12 months
- Renewable energy from the grid can be subject to significant volatility
- Energy costs are a major LCOH cost driver for standalone on-grid electrolyzer solutions
- Off-grid and fully integrated solutions, like the HEVO-SOLAR, can provide cost efficient production of Green Hydrogen with lower volatility

[1] Source: FRED Economic Data: Global price of Natural gas, USD per Million Metric British Thermal Unit Monthly, EU (PNGASEUUSDM)

[2] Source: OMIE Iberian Daily Spot Prices 15 Aug 2020 to 15 Aug 2021 – These electricity prices do not include any grid charges that a consumer may incur

ALL RIGTHS BELONG TO FUSION-FUEL

ALL RIGTHS BELONG TO FUSION - FUEL 02 – Q2 HIGHLIGHTS & FINANCIAL REVIEW

ALL RIGTHS BELONG TO FUSION - FUEL 0 2 — Q2/2021 HIGHLIGHTS ▪ Entered into an agreement with Elecnor for the development of green hydrogen projects in Spain ▪ Entered into a partnership with CCC to develop green hydrogen pilot plants in the Middle East ▪ Entered into Heads of Agreement with Ampol to install demonstrator plant in Australia establishes framework for JV to pursue other green hydrogen projects in the region ▪ Installed first HEVO - SOLAR units at H 2 Évora plant ▪ Submitted three projects to Portugal's Operational Program for Sustainability and Efficient Use of Resources (POSEUR) ▪ Obtained confirmation of HEVO - SOLAR Sines as one of four projects submitted by Portugal to Important Projects of Common European Interest (IPCEI) program ▪ Purchased Benavente factory facility and commenced of renovation work

FUSION-FUEL™

02— FINANCIAL REVIEW

KEY FINANCIALS & FIGURES (€000'S)	2Q 2021	1Q 2021
REVENUES[1]	**30**	**464**
COST OF SALES[1]	**(30)**	**(464)**
TOTAL OPERATING EXPENSES[2]	**(6,377)**	**(5,306)**
o/w share-based payment (non-cash) expenses[3]	(4,896)	(4,896)
o/w operating cash-based expenses[4]	(1,481)	(410)
OPERATING (LOSS)	**(6,377)**	**(5,306)**
PRE-TAX INCOME (LOSS)	**(6,791)**	**9,591**
o/w fair value movement – warrants[5]	(414)	14,897
CASH & CASH EQUIVALENTS	**50,201**	**61,796**

[1] Revenues are related with the supply of custom-made components and raw materials to our production partner MagP, S.A. for further processing and production of the HEVO-SOLAR units. This supply is valued at cost of acquisition.

[2] Certain prior quarter amounts have been reclassified for consistency with the current year presentation. These reclassifications had no effect on the reported results of the operations and were all related to foreign exchange gains/losses that, as per the methodology used in our last 20-F, sits above the operating income (loss) line going forward.

[3] As part of the merger in December 2020, the Company agreed to a potential additional equity payment to certain former shareholders of Fusion Fuel who became employees of and service providers to the Company. As these awards are dependent on future service being provided to the Company, the Company considers them to be service awards under IFRS 2 and classifies both the expected share and warrant awards in equity with a corresponding compensation expense in the income statement. The shares and warrants expected to be awarded are estimated and measured at grant-date fair value and attributed to the income statement on a straight-line basis from the period from grant to expiration on June 30, 2022. This is a non-cash expense.

[4] These expenses are related with the operational activity by the Group and exclude any expenses that are not directly related with the operating of the business or related to the business combination transaction.

[5] Derivatives are initially recognized at their fair value on the date the derivative contract and transaction costs are expensed to profit or loss. Warrants are subsequently re-measured at fair value at each reporting date with changes in fair value recognized in profit or loss. The fair value of the tradeable warrants is determined with reference to the prevailing market price for warrants that are trading on the NASDAQ under the ticker HTOOW. The fair value of non-tradeable warrants is determined with reference to the market value of the traded warrants, adjusted for an illiquidity discount of 5%.

ALL RIGHTS BELONG TO FUSION-FUEL

ALL RIGTHS BELONG TO FUSION - FUEL 0 2 — FINANCIAL REVIEW SHARES AND WARRANTS AT PERIOD END June 30, 2021 March 31, 2021 ORDINARY SHARES -- -- Class A 10,998,722 10,993,722 Class B 2,125,000 2,125,000 TOTAL SHARES OUTSTANDING 13,123,722 13,118,722 WARRANTS OUTSTANDING 8,869,633 8,869,633

ALL RIGTHS BELONG TO FUSION - FUEL 03 – BUSINESS UPDATE

ALL RIGTHS BELONG TO FUSION - FUEL 03 — BUSINESS UPDATE

ALL RIGTHS BELONG TO FUSION - FUEL 03 — BUSINESS UPDATE 1 — 2 — 3 — EVORA PLANT GO - LIVE MOU s & HPA s SIGNED PRODUCTION FACILITY The go - live of our first h ydrogen p lant is critical to pro ve the industrial scale effectiveness of our HEVO SOLAR system and to establish a track record for technology bankability Hydrogen plants take time to obtain licenses, permits and to develop. Therefore, multi - year commitments with credible counterparts to purchase hydrogen are important to deliver on revenue targets The buildout of our new production facility during the second half of 2021 and delivery of the first units from that facility by year - end are important to avoid delays to growth plan Our three key milestones for 2021:

FUSION FUEL™

03— EVORA

Fusion Fuel's utility scale demonstrator facility in Evora will deploy 55 HEVO-SOLAR units and will produce around 60 tons of green hydrogen per year.

The Evora green hydrogen project is being developed in two phases:

PHASE 1 – H2Évora

15

15 HEVO-SOLAR units
to demonstrate the production of green hydrogen from solar radiation and pilot hydrogen for grid storage

STATUS

PHASE 2 – GreenGas

40

40 HEVO-SOLAR units
Green hydrogen to inject into the natural gas network and sell in cylinders to industrial users

STATUS

55
HEVO-SOLAR units

60
tons of green hydrogen

ALL RIGHTS BELONG TO FUSION-FUEL

ALL RIGTHS BELONG TO FUSION - FUEL 0 3 — É VORA PHASE I ▪ The first HEVO - SOLAR units were installed in Q 2 and HEVOs are being rolled out to remaining units currently . Other plants systems now in place in addition ▪ Grupo ISQ, a Portuguese energy engineering and consulting firm, recently conducted a performance test on our HEVO - SOLAR technology at Évora ▪ The test measured the production of hydrogen given the amount of solar radiation ▪ The test successfully validated the operation of the HEVO - SOLAR system and showed > 10 % improvement in performance compared to the previous generation (which was the basis for our 2021 business plan)

ALL RIGTHS BELONG TO FUSION - FUEL 0 3 — PRODUCTION UPDATE Benavente Factory ▪ Purchase of 14,000m 3 facility ▪ Renovation underway and to be completed end of September ▪ Installation of first production lines to begin in September / October ▪ Due to supply chain pressures and longer than expected lead times from suppliers of robotics equipment, expected go - live pushed to 3Q 2022 Supply Chain ▪ Raw materials costs have increased ~25% YoY, and have coincided with extended lead times, short - term procurement contracts and limited volumes ▪ Focus has been on broadening our list of suppliers and securing deliveries and prices to mitigate risk of further supply chain disruption Production Guidance ▪ Due to the supply chain delays and the Benavente delay we are revising the 2021 and 2022 production guidance ▪ 2021 production target of 150 – 200 HEVO - SOLARs (from 600) ▪ 2022 production target of 2,000 – 2,500 HEVO - SOLARs (from 4,700)

AUSTRALIA USA MORROCO SOUTHERN EUROPE 0 3 — BUSINESS DEVELOPMENT OVERVIEW

ALL RIGTHS BELONG TO FUSION - FUEL 03 — PORTUGAL POSEUR Projects: Green Hydrogen Projects submitted to the POSEUR (Portugal's Operational Program for Sustainability and Efficient Use of Resources): ▪ HEVO - SUL – 178 HEVO - SOLAR, € 8m investment - Green Hydrogen for Green Ammonia, mixing into natural gas grid and bottling ▪ PRIO ENERGY – 62 HEVO - SOLAR, € 2.4m investment - Green Hydrogen for Hydrogen Refueling Stations ▪ KEME ENERGY – 62 HEVO - SOLAR, € 2.5m investment - Green Hydrogen for industrial uses HEVO - SINES Project: Installation of ~25,000 HEVO - SOLAR Units (~600 MW) from 2023 to 2026, to produce Green Hydrogen to be blended in the Natural Gas Network and to be used in the production of Green Ammonia ▪ HEVO - SINES is part of the first 4 projects in the running for the IPCEI recognition in Portugal from an initial 74 applicant projects ▪ Currently, around 800 hectares have been selected for the project Approved Approval Pending Approval Pending

ALL RIGTHS BELONG TO FUSION - FUEL 0 3 — MOROCCO ▪ Hevo Ammonia Morocco project, with an estimated total investment of value of more than 850m USD ▪ Targeted to produce ~31,000 tons of Green Hydrogen to be used in the production of ~180,000 tons of Green Ammonia and abate 280,000 tons of CO 2 annually ▪ The project would be jointly developed by Fusion Fuel and Consolidated Contractors Company, a global construction company that offers a full suite of services across the entire EPC value chain and Vitol, one of the world’s leading energy and commodities companies, would manage the offtake of the Green Ammonia and the certificates of origin

ALL RIGTHS BELONG TO FUSION - FUEL 04 – 2021 MILESTONES

ALL RIGTHS BELONG TO FUSION - FUEL 0 4 — 2021 MILESTONES 1 — EVORA PLANT GO - LIVE Phase I: 15 solar trackers installed and HEVOs being rolled out. H 2 storage and fuel cell system in place Phase II: licenses approved and construction underway 2 — MOU s & HPA s SIGNED Several HPAs in advanced stages of discussion; key partnerships established for mid - to long - term strategic agenda 3 — PRODUCTION FACILITY Real estate secured and renovations underway, expected to be completed in September. Installation of initial production lines during Q3 2021 The three key milestones are well underway:

ALL RIGTHS BELONG TO FUSION - FUEL WWW.FUSION - FUEL.EU